Exhibit 23.1

 Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Nuwellis, Inc. and Subsidiary of our report dated March 11, 2026, relating to the consolidated financial statements of Nuwellis, Inc. and Subsidiary in the Annual Report on Form 10-K for the years ended December 31, 2025 and 2024, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota
August 18, 2026